Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE THREE AND SIX MONTHS ENDED AUGUST 31, 2015 AND

DECLARES QUARTERLY DIVIDEND

Midlothian, TX. September 18, 2015 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the three and six months ended August 31, 2015. Highlights include:

•	Consolidated net sales increased $8.3 million for the six months, or 2.8%.

•	EBITDA, a non-GAAP measure, increased 10.1% over the comparable six month period.

•	Cash provided by operating activities increased by 87.6% over the comparable six month period.

•	Diluted earnings per share increased 10.3% from the comparable quarter last year from $0.39 to $0.43 and increased 14.5% from the comparable period last year from $0.69 to $0.79.

Financial Overview

The Company’s consolidated net sales for the quarter ended August 31, 2015 were $150.8 million compared to $151.8 million for the same quarter last year, a decrease of 0.7%. Print sales increased 2.7% from $97.9 million to $100.5 million and apparel sales decreased 6.9% from $54.0 million to $50.3 million. Consolidated gross profit margin (“margin”) was $40.6 million for the quarter, or 26.9%, compared to $38.2 million, or 25.1% for the same quarter last year. Print margin was 31.2% for the quarter compared to 31.1% for the same quarter last year, while apparel margin was 18.4% for the quarter compared to 14.3% for the comparable quarter last year. Apparel margin was positively impacted by improving manufacturing efficiencies and lower input costs. Net earnings for the quarter was $11.0 million, or $0.43 per diluted share as compared to $10.0 million, or $0.39 per diluted share for the same quarter last year, an increase of 10.3%.

The Company’s consolidated net sales for the six month period increased from $293.0 million to $301.3 million, or 2.8%. Print sales were $197.2 million, compared to $186.3 million for the same period last year, an increase of $10.9 million, or 5.9%. Apparel sales were $104.1 million, compared to $106.8 million for the same period last year, a decrease of $2.7 million or 2.5%. Consolidated margin increased on a dollar basis from $73.6 million to $78.2 million and increased on a percentage basis from 25.1% to 25.9% for the six months ended August 31, 2014 and 2015, respectively. Print margin increased from 30.8% to 31.1% due to continued elimination of duplicative costs associated with our recent acquisitions. Apparel margin increased from 15.1% to 16.2% due to improving manufacturing efficiencies and lower input costs during the current quarter. As a result, consolidated net earnings increased from $18.0 million, or 6.2% of net sales, for the six months ended August 31, 2014 to $20.2 million, or 6.7% of net sales, for the six months ended August 31, 2015. Diluted earnings per share increased 14.5% from $0.69 to $0.79 for the six months ended August 31, 2014 and 2015, respectively.

Non-GAAP Reconciliations

The Company believes the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest, taxes, depreciation, and amortization) provides important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. The Company believes adding back the specified items to net earnings provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, provides management with a more relevant measurement of operating performance and yields metrics which are more useful in assessing management performance. In addition, EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit facility. While management believes this non-GAAP financial measure is useful in evaluating the Company’s performance, this information should be considered as supplemental in nature and not as a substitute for, or superior to, the related financial information prepared in accordance with GAAP.

During the second quarter, the Company generated $22.3 million in EBITDA compared to $20.5 million for the comparable quarter last year, or an increase of 8.8%. For the six month period ended August 31, 2015, the Company generated $41.5 million of EBITDA compared to $37.7 million for the comparable period last year, or an increase of 10.1%.

The following table reconciles EBITDA, a non-GAAP financial measure, to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended		Six months ended
	August 31,		August 31,
	2015	2014	2015	2014

Net earnings	$11,046	$10,016	$20,217	$18,048
Income tax expense	6,486	5,883	11,873	10,600
Interest expense	382	525	860	1,027
Depreciation and amortization	4,374	4,058	8,584	8,057

EBITDA (non-GAAP)	$22,288	$20,482	$41,534	$37,732

% of sales	14.8%	13.5%	13.8%	12.9%

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Our print group’s performance continued to be solid during the quarter. Our apparel group’s performance showed significant improvement during the quarter. Improved manufacturing efficiencies and lower input costs during the quarter allowed the apparel group to show margin improvements of 410 basis points over the comparable quarter last year and 430 basis points over the most recent previous quarter. During the quarter, we started to see the benefit of lower cotton and other input costs. On the print front, we continue to be pleased with the integration of the latest acquisitions and the margins of our print group as a whole. We also continued to pay down our debt during the quarter by 26.3%, or $22.5 million, due to the effective management of our receivables and inventories. Overall, while we continue to believe fiscal year 2016 will continue to be challenging due to the overall retail and global economic environment, we continue to remain optimistic about the remainder of the year.”

In Other News

The Company announced today that the Board of Directors has declared a quarterly cash dividend of 17  1⁄2 cents a share on its common stock. The dividend is payable November 6, 2015 to shareholders of record on October 9, 2015.

About Ennis

Ennis, Inc. (www.ennis.com) is primarily engaged in the production and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: print and apparel. The print segment manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes and other custom products. The apparel segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through nine distribution centers located throughout North America.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a competitive environment, the Company’s ability to adapt and expand its services in such an environment and the variability in the prices of cotton, paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2015. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Condensed Consolidated Financial Information

(In thousands, except share and per share amounts)

Condensed Consolidated Operating Results	Three months ended August 31,		Six months ended August 31,
	2015	2014	2015	2014
Revenues	$150,761	$151,841	$301,337	$293,027
Cost of goods sold	110,131	113,653	223,163	219,451

Gross profit margin	40,630	38,188	78,174	73,576
Operating expenses	23,440	21,821	46,112	43,615

Operating income	17,190	16,367	32,062	29,961
Other (income) expense	(342)	468	(28)	1,313

Earnings before income taxes	17,532	15,899	32,090	28,648
Income tax expense	6,486	5,883	11,873	10,600

Net earnings	$11,046	$10,016	$20,217	$18,048

Weighted average common shares outstanding
Basic	25,662,828	25,990,496	25,636,203	25,991,444

Diluted	25,693,256	26,002,701	25,657,519	26,004,549

Earnings per share
Basic	$0.43	$0.39	$0.79	$0.69

Diluted	$0.43	$0.39	$0.79	$0.69

Condensed Consolidated Balance Sheet Information	August 31, 2015	February 28, 2015
Assets
Current assets
Cash	$18,851	$15,346
Accounts receivable, net	62,012	62,865
Inventories, net	97,838	119,814
Other	14,234	18,517

	192,935	216,542

Property, plant & equipment	87,029	92,875
Other	141,345	143,845

	$421,309	$453,262

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$24,760	$21,275
Accrued expenses	19,819	18,972

	44,579	40,247

Long-term debt	63,000	106,500
Other non-current liabilities	20,463	21,835

Total liabilities	128,042	168,582

Shareholders’ equity	293,267	284,680

	$421,309	$453,262

	Six months ended August 31,
Condensed Consolidated Cash Flow Information	2015	2014
Cash provided by operating activities	$60,675	$32,338
Cash used in investing activities	(2,824)	(11,414)
Cash used in financing activities	(52,512)	(12,638)
Effect of exchange rates on cash	(1,834)	180

Change in cash	3,505	8,466
Cash at beginning of period	15,346	5,316

Cash at end of period	$18,851	$13,782